Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RESULTS FOR THIRD QUARTER

OF FISCAL 2006

- Revenues Increase 49% Over Third Quarter, Fiscal 2005 -

Salt Lake City, May 2, 2006 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported consolidated financial results for the third quarter of fiscal 2006 and the nine months ended March 31, 2006.

Total revenues in the third quarter of fiscal 2006 were $29.8 million, compared with $20.0 million in the third quarter of fiscal 2005, an increase of 49%. For the nine months ended March 31, 2006, total revenues were $82.3 million, compared with $56.3 million in the same period in fiscal 2005, an increase of 46%. Total revenues are comprised primarily of predictive medicine products sales and also include some research revenues.

For the third quarter, predictive medicine product revenues rose to $26.9 million from $18.4 million in the same quarter of the prior year, an increase of 46%. Through the first nine months of the current year, predictive medicine revenues increased to $71.8 million from $50.4 million in the same period of fiscal 2005, a gain of 43%. Compared with the second quarter of fiscal 2006, predictive medicine revenues achieved a sequential quarterly increase of 15%. We believe that our increased sales, marketing and educational efforts have resulted in wider acceptance of our products by the medical community and increased demand by patients for predictive medicine testing. Net operating profits for our predictive medicine business increased to $9.6 million, representing a 36% net operating margin in the third quarter of fiscal 2006, compared with $4.6 million, or 25% net margin for the same quarter of fiscal 2005.

“I am pleased to report that our predictive medicine business achieved another quarter of record revenues and record net operating profits,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “Additionally, we are aggressively pursuing an exciting therapeutic opportunity to develop novel, first-in-class drugs for the treatment of Alzheimer’s disease, metastatic brain cancer and AIDS. “

Research and development expense for the three months ended March 31, 2006 were $22.0 million, compared to $15.5 million for the same three months in 2005. This increase of 41% was primarily due to increased costs associated with the Company’s seven ongoing clinical trials, the preparation for additional clinical trials including a global Phase 3 Alzheimer’s disease trial and increases in the Company’s drug discovery and drug development programs.

Clinical trials in progress during the third quarter consisted of: a new Phase 1 clinical trial, announced separately today, of MPC-0920 for the oral treatment of thrombosis, a Phase 3 trial of Flurizan in Alzheimer’s disease, a 12-month follow-on to the completed Phase 2 trial of Flurizan in Alzheimer’s disease, a Phase 2b trial of MPC-7869 in prostate cancer, two Phase 1 trials of Azixa™, also referred to as MPC-6827, in solid tumors and brain metastases, respectively, and a Phase 1 trial of MPC-2130 in blood cancers and metastatic tumors.

Selling, general and administrative expenses for the three months ended March 31, 2006 were $12.3 million, compared to $9.8 million for the same three months in 2005. This increase of 25% was generally attributable to increased costs incurred to support the 46% increase in predictive medicine revenues and increases in therapeutic development.

The net loss for the third quarter of fiscal year 2006 was $9.6 million, or $0.24 basic and diluted loss per share. The net cash used in operating activities was $24.7 million during the nine months ended March 31, 2006, compared with $24.8 million during the same nine month period in fiscal 2005. The Company ended the third quarter in strong financial condition with no debt and approximately $229 million in cash, cash equivalents and marketable investment securities.

Conference Call and Webcast

A conference call with Company management will be held today, Tuesday, May 2, 2006 at 10:00 a.m. Eastern time to discuss these results and recent events at the Company. Callers are requested to dial in between 9:45 a.m. and 10:00 a.m. to (888) 589-2820 or (706) 634-2173, and enter conference ID# 8218738. An archived replay of the call will be available for seven days by dialing (800) 642-1687 or (706) 645-9291, and entering the conference identification number 8218738. The conference call will also be audiocast over the Web at: www.myriad.com.

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets proprietary predictive medicine and personalized medicine products, and is developing and intends to market a number of therapeutic products that address large potential markets. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s focus on developing drugs for the treatment of Alzheimer’s disease, metastatic brain cancer and AIDS; continued growth of predictive medicine product revenue due to increased sales, marketing and educational efforts and wider acceptance by the medical community; and the continued development of Myriad’s anti-cancer compounds. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other factors are discussed in the Company’s filings with the Securities and Exchange Commission, including our Current Report on Form 8-K filed on October 28, 2005. All information in this press release is as of May 2, 2006, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	Mar. 31, 2006	Mar. 31, 2005	Mar. 31, 2006	Mar. 31, 2005
REVENUES:
Predictive medicine revenue	$26,867	$18,386	$71,788	$50,350
Research revenue	2,942	1,575	10,466	$5,960

Total revenues	29,809	19,961	82,254	56,310
COSTS AND EXPENSES:
Predictive medicine cost of revenue	7,505	5,297	19,581	14,667
Research and development expense	21,967	15,540	59,463	43,218
Selling, general and administrative expense	12,291	9,834	34,818	30,429

Total costs and expenses	41,763	30,671	113,862	88,314

Operating loss	(11,954)	(10,710)	(31,608)	(32,004)
Other income (expense):
Interest income	2,407	724	4,867	2,044
Other	(24)	—	(24)	(66)

	2,383	724	4,843	1,978

Net loss	($9,571)	($9,986)	($26,765)	($30,026)

Basic and diluted loss per share	($0.24)	($0.32)	($0.76)	($0.98)

Basic and diluted weighted average shares outstanding	39,232	30,749	35,192	30,693

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Mar. 31, 2006	Jun. 30, 2005
Cash, cash equivalents, and marketable investment securities	$229,334	$113,843
Trade receivables, net	20,514	17,236
Other receivables	1,074	1,145
Prepaid expenses	3,097	3,331
Equipment and leasehold improvements, net	19,650	18,466
Other assets	4,624	4,937

Total assets	$278,293	$158,958
Accounts payable and accrued liabilities	$20,491	$22,033
Deferred revenue	1,102	1,252
Stockholders’ equity	256,700	135,673

Total liabilities and stockholders’ equity	$278,293	$158,958